EXHIBIT 10.1

Confidential Treatment requested.

Confidential portions of this

document have been redacted

and have been separately filed

with the Commission

SUPPLY AND DISTRIBUTION RIGHTS AGREEMENT

THIS SUPPLY AND DISTRIBUTION RIGHTS AGREEMENT is entered into the              (17) day of October, 2005;

BETWEEN:	Bioniche Pharma Group Limited, a corporation incorporated under the laws of Ireland, with a principal place of business located at Inverin, County Galway, Ireland

(hereinafter referred to as “Bioniche”);

AND:	AngioDynamics, Inc., a corporation incorporated under the laws of Delaware, with its principal place of business located at Queensbury, New York, USA

(hereinafter referred to as “AngioDynamics”)

WHEREAS Bioniche, directly or through its Affiliates (as hereinafter defined), researches, develops, manufactures and markets biological and pharmaceutical products and devices for human use;

WHEREAS Bioniche or its Affiliates has developed a certain pharmaceutical product for use in the treatment of varicose veins (the “Product”, as hereinafter defined and as more particularly described in Schedule “A” hereto);

WHEREAS Bioniche owns one hundred percent (100%) of Bioniche Pharma (USA) Inc., a corporation incorporated under the laws of Delaware, which holds an approved ANDA for the Product (each, as hereinafter defined) and one hundred percent (100%) of Bioniche Pharma (Canada) Limited, a corporation incorporated under the laws of Canada, which holds a license from Cumberland Pharmaceuticals, Inc. for the Trade Mark (as hereinafter defined);

WHEREAS AngioDynamics is a distributor of healthcare products to physicians in the North American market and has expertise in marketing and distributing products for use in the Field in the Territory (each, as hereinafter defined);

WHEREAS Bioniche wishes to grant to AngioDynamics (and AngioDynamics wishes to accept): (i) the exclusive right to distribute, sell, and offer for sale the Product in the Field in the Territory; (ii) the exclusive right to use the Trade Mark (as hereinafter defined) in the Territory and in the Field; and (iii) the co-exclusive right (together with Bioniche) to market and promote the Product in the Field in the Territory;

AND WHEREAS Bioniche is willing to supply AngioDynamics with the Product for distribution in the Territory on an exclusive basis for use in the Field and AngioDynamics wishes to receive the Product on such basis, the whole in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, IN CONSIDERATION OF THE MUTUAL COVENANTS SET FORTH HEREIN, THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE I

DEFINITIONS; GENERAL PROVISIONS

1.1 Definitions. For the purposes of this Agreement or any notice, consent, authorization, direction or other communication required or permitted to be given hereunder, the singular shall include the plural and vice versa and the following expressions shall have the following meanings, respectively, unless the context otherwise requires:

a)	“Affiliate” shall mean any Person which is directly or indirectly controlled by, or controls or is under common control with another Person, provided that “control” shall mean ownership as to more than fifty percent (50%) of another Person or the power to direct decisions of another Person, including, without limitation, the power to direct management and policies of another Person, whether by reason of ownership, by contract or otherwise, and shall specifically include, but shall not be limited to, Bioniche Pharma (USA) Inc., the holder of the ANDA approval for the Product (as those terms are hereinafter defined) and Bioniche Pharma (Canada) Limited, which holds a license from Cumberland Pharmaceuticals, Inc. for the Trade Mark (as hereinafter defined);

b)	“Agreement” shall mean this Supply and Distribution Rights Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; and “Article”, “Section”, “Subsection” or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

c)	“ANDA” shall mean an abbreviated new drug application filed with the FDA with respect to the Product or, with respect to jurisdictions outside the Territory, the equivalent Governmental Body filing with respect to the Product;

d)	“Business Day” shall mean any day, other than a Saturday, Sunday or other day on which the principal commercial banks located in Toronto, Ontario, Canada or New York, New York, USA, are not open for business during normal banking hours;

e)	“Calendar Quarter” shall mean each three-month period commencing January 1, April 1, July 1 and October 1 of each year during the Term of this Agreement;

f)	“Competent Authority” shall mean each and every Governmental Body which regulates or from which approvals are required for the marketing, distribution and/or sale of the Product within the Territory or in other jurisdictions, as applicable;

g)	“Competing Product” shall mean any sclerosing agent approved by the FDA for use in the treatment of varicose veins or other vascular indications in the Territory, other than the Product;

h)	“Contract Year” shall mean the year long period commencing July 1 and ending the following June 30 and each subsequent twelve (12) month period thereafter. However, the initial Contract Year under this Agreement shall not commence until the date of the First Commercial Sale of the Product, but in any event shall end on June 30 following the Effective Date of this Agreement. Both Bioniche and AngioDynamics understand and acknowledge that this Agreement shall commence on the Effective Date;

i)	“Device” shall have the meaning ascribed thereto in Section 321 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. §321, including any subsequent amendments thereto, as well as any alternative definition as set forth by the FDA from time to time; provided that, for the purposes hereof, a “Device” shall not include any Device that AngioDynamics combines with or packages with a Competing Product;

j)	“Dollar” and the symbol “$” shall mean lawful money of the USA;

k)	“Effective Date” shall mean the date first mentioned above;

l)	“FDA” shall mean the United States Food and Drug Administration or any successor agency thereto performing the same functions in the Territory;

m)	“Field” shall mean the distribution and sale of the Product to the following Persons whose professional practice involves the treatment of vascular disorders or conditions: (i) General Surgeons; (ii) Vascular Surgeons; (iii) General/Vascular Surgeons; (iv) Interventional Radiologists; (v) Cardiovascular Surgeons; (vi) Cardiothoracic Surgeons; and (vii) Cardiologists; in each case, for use in the treatment of varicose veins or other vascular indications, as approved from time to time by the FDA. For greater certainty, the “Field” shall not include distribution and sale of the Product: (a) to Group Purchasing Organizations; or (b) for use by Dermatologists, Dermatologic Surgeons, Cosmetic Dermatologists, Cosmetic Surgeons, Plastic Surgeons, or any other specialty not mentioned under items (i) to (vii) above that might practice sclerotherapy and/or deal with treatment of spider veins/reticular veins/varicose veins;

n)	“First Commercial Sale” shall mean the first sale of Product by AngioDynamics to any third Person customer in the Field in the Territory;

o)	“GMP” or “cGMP” shall mean current Good Manufacturing Practices as specified by any applicable Competent Authority or as required under FDA rules and regulations, as amended from time to time;

p)	“Government Approvals” shall mean the approvals required from any Governmental Body for the marketing, distribution and/or sale of the Product in the Field within the Territory;

q)	“Governmental Body” shall mean (i) any domestic or foreign national, federal, provincial, state, municipal or other government or body, (ii) any international or multilateral body, (iii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (v) any domestic, foreign, international, multilateral, or multinational judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel;

r)	“Improvements” shall mean any modification to the chemical composition of the Product made by Bioniche and/or AngioDynamics or by any of their Affiliates during the term of this Agreement;

s)	“Intellectual Property” shall mean, whether or not reduced to writing, all inventions, all rights to inventions, patents, patent applications and issued patents, designs, design applications and design registrations, trade marks, trade mark applications, trade mark registrations, trade names, trade dress, servicemarks, logos (whether registered or unregistered), copyright, copyright applications and registrations, processes, licenses, Know-How, technology, data, chemical structures, formulae, customer lists, discoveries, trade secrets, proprietary information and all other rights and intellectual property now or hereafter owned, held or used by Bioniche or by AngioDynamics or by any of their respective Affiliates;

t)	“Know-How” shall mean all information, data, knowledge, discoveries and trade secrets, whether or not reduced to writing, pertinent to the Product, or to the manufacture, use or sale of the Product, now or hereafter owned by, in the possession of, known to or controlled by Bioniche or its Affiliates, including any Improvements to any of the foregoing;

u)	“Laws” shall mean:

(i)	all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international, including any such constitutions, etc. of any Governmental Body;

(ii)	all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Body; and

(iii)	all policies, practices and guidelines of any Governmental Body; in each case binding on or affecting the Party or Person referred to in the context in which such word is used;

and “Law” shall mean any one of the foregoing;

v)	“Marketing Plan” shall mean AngioDynamics’ marketing plan for Product in the Territory in the Field, which AngioDynamics will share with Bioniche and regarding which the Parties will have quarterly conference calls upon Bioniche’s request and, if necessary, other meetings as the Parties may designate from time to time;

w)	“Parties” shall mean the parties hereto collectively; and “Party” shall mean any one of them;

x)	“Person” shall mean an individual, corporation, company, co-operative, partnership, organization or any similar entity;

y)	“Prime Rate” shall mean the annual rate of interest published from time to time by the Wall Street Journal as a reference rate then in effect for determining interest rates on Dollar ($) commercial loans made by major commercial banks in the Territory;

z)	“Product” shall mean the pharmaceutical product Sodium Tetradecyl Sulfate, in concentrations of 1%, 3% and any concentration subsequently approved by the FDA, manufactured by Bioniche and/or its Affiliates, together with packaging, labeling and such accessories, or in such other final form for patient use as shall have been approved by the Competent Authorities, and any Improvements thereto (including, for greater certainty, Sodium Tetradecyl Sulfate 1%, 3% and any concentration subsequently approved by the FDA sold by Bioniche and/or its Affiliates under any other trade name in the Territory). The Product as of the Effective Date is more particularly described in Schedule “A” hereto;

aa)	“Second Entry Product” shall mean any pharmaceutical product containing Sodium Tetradecyl Sulfate or Polidocanol as the active ingredient, other than the Product, which is approved by the FDA for use in the treatment of varicose veins or other vascular indications in the Territory;

bb)	“Specifications” shall mean the specifications for the Product, as more fully described in Schedule “B” hereto, as stated in the official labeling for the Product, as sold in the Territory for use in the Field;

cc)	“Term” shall mean the term of this Agreement as defined in Section 9.1;

dd)	“Territory” shall mean the USA (as hereinafter defined), together with any areas added from time to time as may be agreed upon in writing by the Parties;

ee)	“Trade Mark” shall mean the common law and statutory rights in the trade mark Sotradecol in the Territory, including in the application, held by Bioniche or its Affiliates, as more fully described in Schedule “C” hereto, together with all registrations arising from such application from time to time; and

ff)	“USA” shall mean the United States of America and each of its territories and possessions, including but not limited to the Commonwealth of Puerto Rico.

1.2 Dispute Resolution; Arbitration.

a)

The Parties agree that in the event of any dispute, breach, controversy or claim between them arising from, concerning, or in any way relating to this Agreement, the Parties shall immediately undertake good faith efforts to amicably resolve such dispute between them. In the event such dispute cannot be so resolved following such prompt good faith discussions between the Parties, the dispute shall be referred to the Chief Executive Officer of each Party for prompt resolution. Any such dispute, claim, breach or controversy which cannot be resolved by the Chief Executive Officers of the Parties within thirty (30) days after it has been so referred to them hereunder can then be resolved through binding arbitration at the request of either Party. The use of arbitration to resolve all such unresolved disputes, claims, breaches or controversies under this Agreement shall be binding and mandatory upon the Parties for all purposes, except as specifically provided for below in this Section 1.2. This agreement to arbitrate all such unresolved disputes shall survive the termination, expiration or rescission of this Agreement. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and shall be undertaken pursuant to the U.S. Federal Arbitration Act. The arbitration shall be held in Toronto, Canada, if initiated by AngioDynamics and in New York, New York, USA, if initiated by Bioniche; or such other place as the Parties may agree in writing. The language of the arbitration shall be English. The arbitration shall be conducted before a single arbitrator to be jointly designated by the Parties. If the Parties cannot mutually agree upon an arbitrator within twenty (20) Business Days after either Party has notified the other Party hereunder that it desires to arbitrate any such unresolved dispute then, and in such event, each Party shall designate, on that date, one arbitrator from the list of arbitrators maintained by the American Arbitration Association and the two arbitrators so chosen shall mutually designate a third arbitrator, or if they have been unable to do so within ten (10) Business Days after they have been so designated, application can be made by either said arbitrator to the American Arbitration Association for it to designate the third arbitrator for this arbitration as soon as possible. Each Party shall pay all costs and expenses of the arbitrator designated by that Party hereunder and shall share 50/50 all costs and expenses of any arbitrator jointly designated by them to include any third arbitrator so chosen by their arbitrators, or by the American Arbitration Association. Each Party shall be entitled to be represented by counsel of its own choosing and to be represented by that counsel in all matters before the arbitrators with each Party being solely responsible to pay all of the costs, fees and expenses of its said counsel. The decision of the arbitrator (or a majority of the arbitrators if 3 have been appointed) shall be final and binding on all Parties and shall be enforceable in a court of competent jurisdiction; provided that the arbitrator(s) shall have no authority to grant any license to either Party to the other Party’s Intellectual Property. For purposes of any such arbitration proceeding hereunder, this Agreement shall be deemed to be governed by and construed in accordance with the laws of the State of New York (without reference to the applicable choice of law rules). The relationship created by this Agreement could give rise to the need by one or both of the Parties for emergency judicial relief. Either Party shall be entitled to pursue any available remedies for emergency or preliminary injunctive relief in any court of competent jurisdiction, but immediately following the issuance of any such emergency or injunctive relief the Party obtaining such relief will consent to the stay of such judicial proceedings on the merits of both this Agreement and any related transactions pending arbitration of all of the underlying claims between the Parties in accordance with this Section 1.2.

b)	Bioniche agrees and consents to the jurisdiction over it in the federal and state courts in the State of New York in relation to any enforcement action brought after an arbitration pursuant to Section 1.2 (a) and any action filed for emergency or preliminary injunctive relief pursuant to Section 1.2 (a). Bioniche further agrees to accept service of process by mail or commercial carrier sent to its last known address.

1.3 Entire Agreement. This Agreement, together with the Schedules hereto, constitutes the entire agreement between the Parties and replaces and supersedes any prior agreement or understanding pertaining to the subject matter hereof; provided that, for greater certainty, the Confidentiality Agreement between AngioDynamics and Bioniche Pharma (Canada) Limited (an Affiliate of Bioniche) dated June 22, 2005 shall continue to govern disclosures of information between the parties thereto prior to the date hereof. No amendment of this Agreement shall be binding unless executed in writing by both Parties. Any provisions on AngioDynamics’ purchase orders that are inconsistent with or supplement any of the terms or conditions of this Agreement shall be of no force or effect unless expressly agreed to in writing by Bioniche.

1.4 Schedules. The following are the Schedules annexed to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule “A”	-	Description of the Product;

Schedule “B”	-	Specifications;

Schedule “C”	-	Trade Mark;

Schedule “D”	-	Minimum Purchase Requirements; and

Schedule “E”	-	Transfer Price.

ARTICLE II

EXCLUSIVE RIGHTS

2.1 Exclusive Distributorship Rights.

a)	Upon and subject to the terms and conditions hereof, Bioniche and its Affiliates hereby appoint AngioDynamics, and AngioDynamics hereby accepts its appointment, as the exclusive distributor of the Product in the Field in the Territory.

b)	AngioDynamics will also have the right of first negotiation to become the exclusive distributor of any additional products developed by Bioniche or its Affiliates for use in the Territory and in the Field for which Bioniche or its Affiliates has the right to sell, license, transfer or otherwise assign distribution rights (the “First Negotiation Products”). Accordingly, during the Term of this Agreement, Bioniche or its Affiliates shall not sell, license, transfer or otherwise assign its distribution rights in the Territory in the Field to any First Negotiation Products to any third Person, without first offering such rights to AngioDynamics in accordance with the provisions of this Section 2.1(b). At any time following the sending of a notice from Bioniche to AngioDynamics under this Section 2.1(b) with respect to the potential distribution of a First Negotiation Product in the Territory in the Field, the Parties shall have sixty (60) days (the “Negotiating Period”, which can be extended for one further period of thirty (30) days, as provided below) to negotiate the substantive terms of an agreement governing the First Negotiation Product. As long as the Parties are reasonably progressing in their negotiations as to any First Negotiation Product hereunder, either Party may, in its sole and absolute discretion, elect to extend the Negotiating Period for an additional period of thirty (30) days. The Parties hereby agree to negotiate diligently and in good faith during each Negotiating Period with regard to each First Negotiation Product that is the subject of a notice under this Section 2.1(b). If after the termination of the Negotiating Period, the Parties have not been able to agree as to the terms of their arrangement regarding that First Negotiation Product, Bioniche shall be free to sell, license, transfer or otherwise assign its rights in that First Negotiation Product to a third Person free of any further rights, claims or entitlements of AngioDynamics under this Agreement, on terms and conditions that are no less favourable to Bioniche, in the aggregate, than those offered by AngioDynamics during the Negotiating Period.

2.2 Retained Rights. Nothing herein shall be deemed to restrict or otherwise impair or impede the right and/or ability of Bioniche and/or its Affiliates to: (i) directly or indirectly market, sell, distribute, package, label, appoint additional Persons as distributors, subcontract any such rights to or otherwise enter into any arrangement whatsoever with any Person with respect to the Product or any First Negotiation Product anywhere else in the world other than the Territory, or in the Territory outside the Field; or (ii) after the termination of an unsuccessful Negotiating Period directly market, distribute, sell, package and label any First Negotiation Product for use in the Field in the Territory; as the case may be.

2.3 Competing Products.

a)	During the Term, AngioDynamics and its Affiliates shall not, directly or indirectly, jointly or in conjunction with any other Person, whether as principal, agent, shareholder, employee, independent contractor, or in any other manner whatsoever, distribute, market or sell in the Field in the Territory, any product (other than the Product) that: (i) is a Competing Product; and (ii) is used in the Field.

b)	Notwithstanding the provisions of Section 2.3 (a), it is expressly understood and agreed to that AngioDynamics shall not be prohibited from: (i) distributing a First Negotiation Product for which the Parties have successfully negotiated distribution rights under Section 2.1 (b); or (ii) developing, manufacturing, selling, or distributing any Device, in the Field in the Territory, or elsewhere, whether within or without the Territory and/or Field, for the treatment of any medical condition including, but not limited to, the treatment of vascular conditions.

2.4 Sales within the Territory.

a)	AngioDynamics shall not knowingly, and shall cause its Affiliates not to knowingly, directly or indirectly, without the prior written consent of Bioniche:

i) supply Product: (1) outside the Territory; or (2) inside the Territory, outside the Field; or

ii) supply Product to any Person within the Territory for resale or use: (1) outside the Territory; or (2) outside the Field.

b)	Bioniche shall not knowingly, and shall cause its Affiliates not to knowingly, directly or indirectly, without the prior written consent of AngioDynamics:

i) supply Product inside the Territory and inside the Field to any Person other than AngioDynamics; or

ii) supply Product to any Person outside the Territory for resale or use within the Territory and within the Field by any Person other than AngioDynamics.

2.5 Referrals. AngioDynamics shall refer to Bioniche all orders or inquiries received by it in connection with the sales and distribution of Product outside the Territory, or inside the Territory but outside the Field, and Bioniche shall refer to AngioDynamics all orders or inquiries received by it in connection with the sale and distribution of Product inside the Territory, in the Field.

2.6 Subcontracting. AngioDynamics shall not subcontract to, or otherwise make any provision or arrangement with any Person (excluding any Affiliate; provided that AngioDynamics shall warranty and remain responsible for the performance by its Affiliate of its obligations hereunder) for the distribution and sale of Product, without the prior written consent of Bioniche, which consent shall not be unreasonably withheld, conditioned or delayed. Bioniche shall not subcontract to, or otherwise make any provision or arrangement with any person (excluding an Affiliate; provided that Bioniche shall warranty and remain responsible for the performance by its Affiliate of its obligations hereunder) for the manufacture of Product, without the prior written consent of AngioDynamics, which consent shall not be unreasonably withheld, conditioned, or delayed.

2.7 Packaging. AngioDynamics shall not alter, remove or conceal Bioniche’s name, logo or drug registration number, nor the Trade Mark or any of Bioniche’s other trademarks, trade names, trade-dress, service marks or other Intellectual Property, nor any notices in relation to the foregoing which appear on any of its proprietary Products, or on its packaging with regard thereto. Product labels shall indicate that the Product is manufactured by Bioniche or a third Person manufacturer designated by Bioniche (as approved by AngioDynamics pursuant to Section 2.6 hereof, as applicable), if any. AngioDynamics may amend Product packaging and/or labels to include AngioDynamics’ name and/or logo as Product distributor with the prior written consent of Bioniche, such consent not to be unduly withheld, conditioned or delayed. Bioniche shall be deemed to have consented ten (10) Business Days after receipt of the proposed amendment, unless Bioniche shall have objected thereto within said ten (10) Business Day delay. Notwithstanding the foregoing, Bioniche’s consent shall not be required for AngioDynamics to make any changes to the Product packaging which is required by FDA regulations or any other applicable Laws.

2.8 Training. In the First Contract Year, Bioniche agrees to provide to AngioDynamics up to twenty four (24) hours of training for a reasonable number of AngioDynamics’ marketing and sales representatives in three (3) training sessions at reasonable locations of AngioDynamics’ choice in the Territory. The dates and locations of such training sessions shall be agreed to in advance between the Parties.

2.9 Additional Responsibilities. In addition to the other terms of this Agreement, AngioDynamics shall provide order entry, Product tracking, transportation of Product to customers, customer service support, and billing/collection functions. AngioDynamics shall keep Bioniche advised of general market conditions and economic developments that may affect the sale of the Product in the Territory.

ARTICLE III

PRODUCT PROMOTION; INTELLECTUAL PROPERTY

3.1 Product Promotion. AngioDynamics and Bioniche will have the co-exclusive right to promote the Product in the Field in the Territory and, without limiting its obligations under

Section 6.2 hereof, AngioDynamics shall use commercially reasonable efforts to promote and market the Product in the Territory for use in the Field. AngioDynamics and Bioniche shall each bear all of their own expenses in connection with marketing and promotion hereunder. The Parties acknowledge and agree that the FDA must grant its approval to all packaging and labeling of the Product prior to the marketing thereof in the Territory.

3.2 Trade Mark. The Parties hereby acknowledge that no license to any Intellectual Property of the other Party or to the Trade Mark shall be granted or deemed to be granted hereunder. Subject to the terms and conditions hereof, AngioDynamics shall have the right as a distributor to use the Trade Mark in the Territory during the Term solely in connection with the distribution, sale and offer for sale of the Product in the Field. In its promotion and sale of Product in the Territory hereunder and in its use of the Trade Mark or other Intellectual Property indicated by Bioniche for use on or with the Product, AngioDynamics shall indicate at all times that it is acting in its capacity as a distributor of Bioniche and that the Trade Mark is used by Bioniche under license from a third Person. The Trade Mark shall be followed by the symbol “TM” and/or by any other marking as Bioniche may from time to time advise. AngioDynamics is, however, permitted to have the Trade Mark appear on its invoices, shipping documents and price lists, but not as trade mark and only as an indication of Product sold or the prices thereof.

3.3 Intellectual Property. Subject to Section 3.2 hereof, AngioDynamics acknowledges and agrees that, as between the Parties, all Intellectual Property rights in the Product are and shall remain the property of Bioniche or its Affiliates. Without limiting the generality of the foregoing, the Parties acknowledge and agree that the ANDA and the contents of any other regulatory dossier prepared with respect to the Product for filing with any Competent Authority and any Government Approval relating thereto shall be and remain the property of Bioniche or its Affiliates. Without the express written consent of Bioniche, AngioDynamics shall not, and it shall cause its Affiliates not to, directly or indirectly:

(i)	use the Trade Mark, the Product or any related Intellectual Property for any purpose other than marketing, selling, offering to sell, and distributing the Product in the Territory for use in the Field under the terms of this Agreement;

(ii)	attempt to obtain patent or other Intellectual Property protection in relation to the Product; however, it is understood that, subject to Article X hereof, AngioDynamics shall have the right to obtain patent or other Intellectual Property protection in relation to any Device which may be used to deliver the Product; and/or

(iii)	use or attempt to register, directly or indirectly, a trade mark identical or confusingly similar to the Trade Mark or any of Bioniche’s other trade marks used with the Product identified in writing by Bioniche to AngioDynamics.

3.4 Notification of Infringement. Each Party agrees to promptly notify the other Party of any conflicting use or any suspected act of infringement, passing-off or unfair competition involving the Intellectual Property of the other Party used hereunder by unauthorized Persons, or any allegations that such Intellectual Property violates the Intellectual Property rights of any third Person, of which that Party may become aware. Each Party shall have the right, at its sole discretion, to engage in any and all proceedings or actions necessary to protect its Intellectual Property or to settle any disputes involving such unauthorized acts or such allegations relating to such Intellectual Property. Each Party agrees to fully co-operate with the other Party, at the request of the other Party, to help terminate such activities by unauthorized Persons as to the Intellectual Property of the other Party, but shall not, without the express written consent of the other Party, engage in any proceedings or actions against, enter into any settlement discussions with or in any other way attempt to terminate said activities by unauthorized Persons as to the Intellectual Property of the other Party.

3.5 Assignment. AngioDynamics hereby assigns and agrees to assign to Bioniche its ownership rights in and to any Improvements. AngioDynamics agrees to notify Bioniche of any such Improvements and shall, when requested to do so by Bioniche, cooperate with Bioniche in the execution of documents or provide other assistance to Bioniche needed to vest Bioniche’s ownership rights to Improvements, provided that such assistance by AngioDynamics shall be at Bioniche’s sole cost and expense.

ARTICLE IV

MARKETING

4.1 Bioniche Approval. Bioniche shall have the right to review and approve all AngioDynamics marketing materials for the Product. Such approval shall not be unreasonably withheld, conditioned or delayed. Bioniche shall be deemed to have consented ten (10) Business Days after receipt of the proposed materials unless Bioniche shall have objected thereto within the ten (10) Business Day period.

4.2 Coordination. AngioDynamics will coordinate marketing efforts with Bioniche and will cooperate with Bioniche in the development of marketing strategies. Conference calls will be held on a quarterly basis as requested by Bioniche, and additional meetings may be held, if needed and agreed upon by the Parties.

ARTICLE V

STANDARDS

5.1 Regulatory Compliance. Bioniche will permit AngioDynamics, or its designated representative, to perform vendor audits of Bioniche’s or its Affiliates’ facilities and procedures where Product is manufactured and/or stored, no more than once in any Contract Year, under appropriate confidentiality, insurance and security arrangements and subject to reasonable advance notice and Bioniche’s or its Affiliates’ scheduling concerns. Bioniche and its Affiliates will allow AngioDynamics, or its designated representative, as part of its vendor audit, to inspect all technical documentation relating to the Product, which is necessary to demonstrate compliance with FDA regulations and other Laws. Additionally, Bioniche and its Affiliates will notify AngioDynamics of any proposed changes in raw materials, components, processes or labeling of Product, at least ninety (90) days prior to such action. Bioniche and its Affiliates further agree to notify AngioDynamics of any FDA inspections, observations, and/or other actions (including Form 483’s) Bioniche or its Affiliates receives in relation to the Product, in writing within thirty (30) days of the inspection; receipt of observations; etc.

5.2 ADE Reporting.

a)	The Parties shall keep each other informed of all reports of adverse drug/device events (hereinafter called “ADE”), coming to either Party’s or their Affiliates’ knowledge with regard to Product, regardless of the origin of such reports. The term “reports” shall include publications in journals or other media. However, AngioDynamics shall not be required to monitor such journals or other media. The Parties shall promptly advise each other of information on factors adversely or positively affecting Product that come to their respective attention.

b)	A copy of any ADE report concerning the Product that a Party or its Affiliate submits to the FDA or to the Council for International Organizations of Medical Sciences (CIOMS) shall be forwarded without delay to the other Party as soon as such reports come to either Party’s attention. Any other ADE reports shall be reported by each Party to the other on a quarterly basis. The informing Party or its Affiliate may provide in writing its professional evaluation of such reports, in particular with regard to suspected causality, either together with such reports or as soon as possible at a later date.

c)	Subject to fully complying with all FDA requirements as to ADE reporting, the Parties may mutually agree upon further details of ADE reporting at a later date.

d)	The Parties shall inform each other without delay, if any measures are necessary to remove or to minimize any risk with respect to a specific production lot or preparation of Product.

The Parties shall immediately consult each other with respect to any potentially serious or unexpected ADE reports regarding Product. Following such consultation, Bioniche or its Affiliates shall communicate such reports to the FDA and to any other applicable Governmental Body, as required by Law. Each Party shall immediately notify (and shall cause its Affiliates to notify) the other Party of the receipt of any information regarding any threatened or pending action by any Governmental Body which may affect the safety or efficacy claims of Product or the continued marketing of same in the Territory. Upon receipt of any such information divulged pursuant to this Section 5.2, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing herein shall be construed as restricting the right of Bioniche to make a timely report of such matter to any Competent Authority or to take any further action that Bioniche deems appropriate or required by applicable Laws.

5.3 Compliance with Laws. Bioniche shall comply (and shall cause its Affiliates to comply) with all applicable Laws within or without the Territory in relation to the manufacture, handling and storage and sale of Product until delivery of the Product to the Point of Entry, as hereinafter defined. Following delivery of the Product to the Point of Entry, AngioDynamics shall comply

(and shall cause its Affiliates to comply) with all applicable Laws in relation to the handling, storage, distribution and sale of the Product in the Territory. In addition, neither Party shall (and each Party shall cause its Affiliates not to) do anything that would disparage or adversely affect the reputation and goodwill of the other Party, or the other Party’s Affiliates, or disparage or adversely affect the reputation of the Product. Nothing in this Section 5.3 shall detract from the Parties’ respective rights or obligations under Sections 9.1 to 9.4.

5.4 Complaints. All AngioDynamics’ customer complaints for the Product will be processed through AngioDynamics’ complaint handling department. Once a complaint has been received, it is the responsibility of AngioDynamics to forward a copy of the complaint within five (5) Business Days to Bioniche. If Bioniche receives such a complaint from an AngioDynamics customer, Bioniche will notify AngioDynamics within five (5) Business Days and shall forward a copy of the complaint to AngioDynamics within the five (5) Business Day period. Bioniche is responsible for determining whether such a complaint is ADE reportable and submitting ADE reports to the FDA. Bioniche is then responsible for conducting the complaint investigation and forwarding its investigation results to AngioDynamics within twenty (20) Business Days of Bioniche’s initial receipt of the complaint. If additional information is required, Bioniche will send a written request for the additional information to AngioDynamics. AngioDynamics will be responsible for obtaining the additional information from the complainant. AngioDynamics is then responsible for completing the complaint file and ensuring that the appropriate customer follow-up has been completed.

5.5 Recalls. If, for any reason, it shall become necessary to trace back or recall any particular batch of Product, or to identify the customer or customers to whom any Product from such batch has been delivered, the Parties shall co-operate fully with each other in doing so. In the event that either Party has reason to believe that one or more lots of Product should be recalled or withdrawn from sale or distribution in the Territory, such Party shall immediately notify the other Party in writing. The decision as to whether or not to initiate a recall of any of the Products in the Territory shall be made by Bioniche; provided that nothing in this Section 5.5 shall be read as restricting AngioDynamics from initiating a recall in a response to the written requirements of a Governmental Body. If the recall is required because of a modification or withdrawal of a Governmental Approval, or a failure of the Product to conform to its particular specifications, Bioniche shall promptly reimburse AngioDynamics for any actual out-of-pocket costs and expenses AngioDynamics incurs in carrying out such recall and refund the price paid by AngioDynamics for the recalled Product. If the recall is required because of a negligent act or omission of AngioDynamics or its representatives in the handling, storage or distribution of the Product (or its use with or incorporation in any other product), then such recall shall be conducted by AngioDynamics at its sole cost and expense and AngioDynamics shall not be entitled to any such credits, replacements or refunds from Bioniche. If such recall is required because of a joint act or omission of the Parties hereunder, they shall jointly conduct the recall and the Parties shall share equally in all of the costs and expenses of such recall.

5.6 Insurance. During the Term, (i) AngioDynamics shall carry and keep in force product liability insurance and all risk and general liability insurance consistent with normal business practices from time to time to cover risks related to marketing, sales, storage and distribution of Product in the Territory, with minimum limits of liability of $3,000,000.00 per occurrence and

$10,000,000.00 in the aggregate. AngioDynamics shall provide Bioniche with a certificate of such insurance and shall have Bioniche and its Affiliates named as an additional named insured in respect thereof, and (ii) Bioniche agrees to maintain comprehensive “occurrence” general liability insurance, including “occurrence” product liability, contractual liability insurance and advertising injury coverage consistent with normal business practices from time to time to cover risks including, but not limited to those related to researching, developing, manufacturing, marketing, storage, supply and transportation of Product by Bioniche or its Affiliates, with minimum limits of liability of $3,000,000.00 per occurrence and $10,000,000.00 in the aggregate. Bioniche shall provide AngioDynamics with a certificate of such insurance and shall have AngioDynamics and its Affiliates named as an additional named insured in respect thereof.

Neither Party shall amend or terminate such coverage or allow such coverage to lapse during the Term without the prior written consent of the other Party. It is understood and agreed that furnishing of such insurance coverage will not relieve either Party of its obligations under this Agreement.

ARTICLE VI

PERFORMANCE

6.1 Marketing Responsibilities. Without prejudice to its obligations under Section 6.2, AngioDynamics shall use reasonable efforts to promote and market Product in the Territory in the Field. AngioDynamics shall bear all costs and expenses incurred by it in conjunction with the discharge of its marketing and promotion obligations hereunder. Without limiting the generality of the foregoing, AngioDynamics shall:

a)	advertise and promote sales of the Product in the Field;

b)	make and maintain regular contact with customers and potential customers of the Product in the Field in the Territory, including, without limitation, relevant physician specialists and their organizations and associations; and

c)	maintain adequate sales and warehouse facilities for the Product being distributed in the Territory in the Field.

6.2 Minimum Purchase Requirements. In partial consideration for the exclusive rights in the Territory in the Field being granted it under this Agreement, AngioDynamics shall use reasonable efforts to achieve the minimum purchase requirements set forth in Schedule “D” hereto for the Product. Notwithstanding anything to the contrary herein contained, AngioDynamics shall not be responsible for failing to achieve the minimum purchase requirements established for it hereunder if such failure is directly attributable to: (i) the failure by Bioniche to deliver a sufficient quantity of the Product which satisfies the Specifications in response to purchase orders placed in accordance with Section 7.7 hereof; and/or (ii) an Event of Force Majeure, as defined in Section 7.10 hereof. If AngioDynamics does not achieve the minimum purchase requirements in any particular Contract Year (the “Deficient Contract Year”), Bioniche’s sole remedy shall be to convert the exclusive license and distributor status of AngioDynamics into a non-exclusive relationship following ninety (90) days written notice to

AngioDynamics. Notwithstanding the foregoing, AngioDynamics shall be able to cure any noticed failure to meet the minimum purchase requirements by doing the following within the ninety (90) day notice period: (i) purchasing an amount of Product equal to the difference between the amount of Product actually purchased by AngioDynamics in the Deficient Contract Year and AngioDynamics’ minimum purchase requirements for the Deficient Contract Year; and (ii) purchasing an amount of Product equal to fifteen percent (15%) of its annual minimum purchase requirements for the then-current Contract Year. If AngioDynamics fully complies with (i) and (ii) above, Bioniche shall have no right to convert the exclusive license and distributor status of AngioDynamics into a non-exclusive relationship. Any amount of Product purchased pursuant to (i) above shall not apply to the minimum purchase requirements of the then-current Contract Year, but the amount of Product purchased pursuant to (ii) above shall apply to the minimum purchase requirements of the then-current Contract Year.

In the event that a Second Entry Product enters the market in the Territory and is sold in the Field at any time during the Term, any annual minimum purchase requirements agreed to hereunder shall be automatically reduced by fifty percent (50%). Such decrease shall be on a going forward basis only, with a pro rata effect being calculated for any partial Contract Year.

6.3 Reporting of Sales. AngioDynamics shall provide Bioniche with quarterly electronic reports and detailed semi-annual written reports regarding marketing and sales of the Product in the Territory in the Field, which reports shall include information as to sales volume, average selling price, and market shares. Twice annually, AngioDynamics will allow Bioniche, upon request, to visually review AngioDynamics’ customer list(s) for Product. Bioniche will have no right to copy, retain, or remove any such customer list(s).

6.4 Reciprocal Examination Rights. Without limiting the generality of Section 6.3, each Party, or its designated representative, shall have the right, no more than once in any Contract Year, under appropriate confidentiality, insurance and security arrangements and subject to reasonable advance notice, to examine the books and records of the other Party and its Affiliates that relate to the Product sold hereunder (including its sales in the Territory), to confirm compliance with the terms of the Agreement, including, but not limited to, Sections 2.4, 6.2 and 7.4. Neither the examining Party nor its designated representatives shall have the right to copy, retain, or remove any such books and records during such examination.

ARTICLE VII

PAYMENTS; ETC.

7.1 Consideration. In consideration for the exclusive marketing and distribution rights as to Product in the Territory in the Field being granted by Bioniche to AngioDynamics hereby, and in consideration of Bioniche agreeing to fulfill its obligations hereunder, AngioDynamics hereby agrees to:

a)	pay Bioniche a non-refundable (subject to Section 9.4) fee of Two Million and Three Hundred Thousand Dollars ($2,300,000.00), as follows:

(i)	One Million Five Hundred Thousand Dollars ($1,500,000.00) will be payable thirty (30) days after the Effective Date of this Agreement; and

(ii)	Eight Hundred Thousand Dollars ($800,000.00) will be payable at the end of AngioDynamics’ first fiscal quarter following the First Commercial Sale of the Product and in which no recalls pursuant to Section 5.5 occur; and

b)	make the minimum annual purchases of Product as provided for in Section 6.2 hereof, which purchases, subject to Section 7.4 hereof, will be supplied by Bioniche at a transfer price calculated in accordance with Schedule “E” hereto.

7.2 Accrual; Mode of Payment.

a)	The payments due to Bioniche by AngioDynamics under Subsection 7.1 (a) shall accrue immediately upon the achievement of the relevant milestone, and shall be paid to Bioniche in Dollars at the time specified in the relevant subsection relating to such milestone. The payment due to Bioniche by AngioDynamics for all undisputed invoices relating to Product ordered hereunder shall be paid to Bioniche in accordance with Section 7.5 hereof. All payments hereunder shall be paid by wire transfer, in immediately available funds, to an account designated by Bioniche, or by such other reasonable method as Bioniche may request, from time to time.

b)	Notwithstanding Section 7.2 (a), AngioDynamics must notify Bioniche in writing if it disputes any invoiced amount within thirty (30) days of AngioDynamics’ receipt of any invoice or receipt of Product at the Point of Entry (as hereinafter defined), whichever is later, otherwise AngioDynamics waives the right to dispute such invoice.

7.3 Taxes. Any payments required to be paid hereunder are inclusive of any taxes or customs or other duty in respect of such payments. The Parties shall co-operate and shall take all reasonable and lawful steps to avoid double taxation of payments made to Bioniche hereunder. AngioDynamics shall withhold or deduct any applicable tax from any payment made to Bioniche hereunder as required under USA federal, state or local laws. AngioDynamics shall, upon request, provide documentation from time to time as to confirm the payment by AngioDynamics of such tax to the appropriate Governmental Body. AngioDynamics shall provide to Bioniche any and all applicable sales or use tax resale certificates as may be required by any state of the USA.

7.4 Transfer Price. The price to be paid by AngioDynamics to Bioniche per unit of Product shall be the price as calculated subject to and in accordance with Schedule “E” hereto for such Product; provided that, in the event that there are major market changes or cost of manufacture increases, the Parties shall negotiate price changes in good faith to attempt to find a satisfactory solution to both Parties. In the event of the failure of the Parties to agree on price changes in good faith within three (3) months of commencing the review, the price for the Product shall be that prevailing immediately preceding commencement of the review adjusted by the percentage change for the previous twelve (12) month period in Bioniche’s direct costs of manufacture (including costs of raw materials) per unit of Product (without any consideration of any of the indirect costs of manufacture of Bioniche). Bioniche shall also provide reimbursement in the form of Product provided by Bioniche to AngioDynamics at no additional cost as set forth in “Schedule E” hereto.

Bioniche agrees and promises that Bioniche’s price for Product sold to AngioDynamics hereunder as an exclusive distributor shall always be the lowest price which Bioniche or its Affiliates offers, charges, or accepts in full payment for the Product from Bioniche’s or its Affiliates’ most favored customer in the Territory including, without limitation, another distributor, unless otherwise prohibited by applicable Laws.

7.5 Payment Terms; Currency. AngioDynamics shall pay the price for all Product acquired hereunder to Bioniche in Dollars, within thirty (30) days from the date of receipt of the invoice or of the Product at the Point of Entry (as hereinafter defined), whichever is later, unless AngioDynamics has notified Bioniche in writing that it is rejecting the Product under Section 7.8, or that it is disputing the invoice under Section 7.2. In the case of a rejection of Product under Section 7.8 or a disputed invoice under Section 7.2, payment shall be made immediately following determination that the Product is in compliance (or, if not in compliance, is replaced by complying Product) or following resolution of the dispute, as the case may be.

7.6 Interest. Except as otherwise specifically provided for herein, any payments due hereunder which are not paid within thirty (30) days of the date such payments are due shall bear interest at Prime Rate plus two percent (Prime Rate + 2%) per annum, calculated on the number of days such payment is delinquent under Section 7.2 (for the milestone payments made pursuant to Section 7.1 (a)) or Section 7.5 (for payments made for purchases of Product), as the case may be. For greater certainty, neither the additional thirty (30) day grace period for payment provided under this Section 7.6 nor the delay in payment permitted under Section 7.5 (where the Product is found to be compliant or AngioDynamics’ dispute of the invoice is unfounded) shall be interest free.

7.7 Orders.

a)	On the Effective Date, AngioDynamics shall provide Bioniche with a forecast (the “Forecast”) of its Product requirements. The Forecast shall be for twelve (12) months (beginning on the first day of the first Contract Year), with the first three (3) months of each Forecast constituting a firm order for Product, and the additional nine (9) months of each shall be non-binding. All requirements provided in Forecasts shall be updated on a “rolling” basis each quarter during the Contract Year;

b)	Any and all purchase orders placed by AngioDynamics hereunder shall be for a minimum quantity of one full batch of Product (as described in Schedule “B”) or any number of full batches of Product; and

c)	Without limiting the generality of Subsection 7.7 (a), unless otherwise agreed by Bioniche in writing, all orders must be received by Bioniche at least sixty (60) days prior to the date for required delivery of Product to AngioDynamics.

7.8 Acceptance of Product Shipments. All Product shipped hereunder shall be accompanied by a Certificate of Analysis. AngioDynamics shall have a maximum of fifteen (15) days from the date of its receipt of any shipment of Product to test for quality and quantity and to accept or reject such shipment. In the event AngioDynamics does not notify Bioniche of acceptance or rejection within such fifteen (15) day period, all units of the Product in such shipment shall be deemed to be accepted by AngioDynamics. If AngioDynamics believes that any shipment of Product hereunder does not meet the Specifications or the warranties set forth in Section 8.2 hereof, AngioDynamics shall promptly notify Bioniche in writing indicating the particular lot, time of delivery and the claimed defective nature of the shipment. If AngioDynamics notifies Bioniche of any claimed defect in a shipment of Product, Bioniche shall have the right, but not the obligation, to send one or more quality control representatives to retest such Product in cooperation with quality control representatives of AngioDynamics. Replacement and disposition of non-compliant Product (as determined in accordance with this Section 7.8) shall be at Bioniche’s sole cost and expense provided that AngioDynamics shall have duly notified Bioniche as aforesaid. Bioniche’s responsibility shall be limited to the above-mentioned replacement and disposition of non-compliant Product only. In the event of a disagreement between the Parties regarding the quality of one or more shipments of Product, the Parties shall submit samples of the shipment in question to an independent testing laboratory to make a determination, which shall be binding upon the Parties, as to the compliance, or lack thereof, of such shipment with the warranties set forth herein. Such independent testing laboratory will be chosen by the mutual consent of the Parties. The costs of such testing will be borne by Bioniche if such shipment is found to be non-compliant, or by AngioDynamics, if such shipment is found to be in compliance.

7.9 Shipping.

a)	All Product ordered by AngioDynamics shall be delivered CIF [Incoterms; ed. 2002] the Bioniche facility in Inverin, County Galway, Ireland to AngioDynamics’ distribution center, located at Queensbury, New York in the Territory or at any other such location in the continental USA as AngioDynamics may designate from time to time (the “Point of Entry”). For greater certainty, Bioniche shall be responsible for paying customs, insurance and freight charges required to deliver the Product to the Point of Entry and the purchase price for Product shall be payable in accordance with the provisions of Section 7.5 hereof. Title to and risk of loss of Product shall pass from Bioniche to AngioDynamics when Product is received by AngioDynamics at the Point of Entry;

b)

AngioDynamics shall be responsible for the transportation of the Product from the Point of Entry to AngioDynamics’ sites in the Territory and shall be responsible for all transportation and insurance charges associated therewith. AngioDynamics shall ensure that any carriers comply with all Laws in the Territory and the requirements of Competent Authorities regarding the Product;

c)	Bioniche will use diligent efforts to ship the Product ordered by AngioDynamics within sixty (60) days of its receipt of each order for such Product. Portions of orders that exceed by more than twenty percent (20%) the related firm order portion of the Forecast may not be filled or may be delayed. Bioniche may supply partial shipments against AngioDynamics’ orders, provided that the first shipment against an order shall constitute at least seventy five percent (75%) of the forecasted order;

d)	Bioniche shall ensure that, at the time Product is delivered to the carrier CIF under Section 7.9(a), such Product shall be at least twelve (12) months away from its stated expiration date;

e)	Bioniche shall not be responsible to AngioDynamics for any loss or damages resulting from late delivery or failure to deliver any of the Product due to an Event of Force Majeure as defined below; and

f)	Without prejudice to the minimum purchase requirements provided for in Section 6.2 hereof, AngioDynamics shall ensure that it maintains sufficient stocks of the Product to satisfy demand for the Product in the Territory in the Field on a timely basis.

7.10 Force Majeure. For the purposes of this Agreement, an “Event of Force Majeure” shall include the following:

a) acts of God;

b) expropriation, confiscation or requisitioning of facilities or compliance with any Law which affects to a degree not presently existing the supply, availability or use of materials or labor;

c) acts or inaction on the part of any Governmental Body or Person purporting to act therefor;

d) embargoes, or acts of war or the public enemy, whether war be declared or not;

e) public disorder, insurrection, rebellion, riots or violent demonstrations; and

f) floods, earthquakes, lightning, hail, tornadoes, hurricanes, or other natural calamities.

If any Party wishes to invoke an Event of Force Majeure, then it shall (i) immediately following the commencement of such Event of Force Majeure notify the other Party of the occurrence of such Event of Force Majeure, the reasonably estimated date and time on which it commenced and the nature of the Event of Force Majeure, and (ii) as soon as reasonably practicable thereafter, submit to the other Party proof of the Event of Force Majeure.

If one of the Parties is unable to perform its obligations under this Agreement because of an Event of Force Majeure, then such Party shall be excused from performance of its obligations until the Event of Force Majeure terminates and the obligations of such Party, which cannot be met due to the Event of Force Majeure, shall be suspended during the pendency of the Event of Force Majeure; provided, however, that such Party uses all reasonable efforts to attempt to prevent, avoid or remove the Event of Force Majeure, as quickly as possible and that no such Event of Force Majeure shall, for any reason, excuse any failure or delay beyond a period exceeding one hundred twenty (120) days from the date such performance would have otherwise been due hereunder but for such Event of Force Majeure. Nevertheless, an Event of Force Majeure has no effect on the obligation to pay any sum of money owing for the purchase of any Product hereunder.

If either Party is excused from performance under this Agreement because of an Event of Force Majeure, then the Parties agree to promptly meet and to work in good faith together in an attempt to find appropriate solutions and to shorten the duration of the Event of Force Majeure, to the extent reasonably feasible. It is expressly provided, however, that, subject to the foregoing, if such Event of Force Majeure shall have a duration of more than one hundred twenty (120) days then the Party that has been notified of the Event of Force Majeure by the other Party shall have the right and option, in its sole and absolute discretion, to immediately terminate this Agreement after the expiration of that period of time. If this Agreement is terminated in that circumstance, neither Party hereto shall have any further rights, duties or obligations hereunder one to the other thereafter, except for those that expressly survive any termination of this Agreement, and except that if this Agreement is terminated due to such an Event of Force Majeure on or before June 30, 2006, AngioDynamics shall be entitled to receive from Bioniche the immediate return of fifty percent (50%) of the milestone amounts paid under Section 7.1 (a), as liquidated damages.

ARTICLE VIII

REPRESENTATIONS and WARRANTIES; INDEMNIFICATION

8.1 Representations and Warranties of Both Parties. Each of the Parties hereby makes the following covenants, representations and warranties to the other Party and does so in full understanding and acknowledgement that the other Party is relying on its said representations and warranties in entering into this Agreement:

a)	Status. Each of the Parties is a corporation organized and existing under their respective, applicable Laws of its jurisdiction. No action has been taken by the directors, officers or shareholders of either Party to dissolve that Party. Each Party has the corporate power and authority to enter into the present Agreement and to perform all its obligations hereunder;

b)	All Necessary Proceedings. Each Party has taken all necessary corporate actions and proceedings to enable it to enter into this Agreement;

c)	No Violation. Each Party warrants that the execution, delivery and performance of this Agreement by it: (i) does not and will not violate or conflict with any provision of Law or any provision of its articles of incorporation or by-laws; and (ii) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a party or by which it or its properties may be bound or affected;

d)	Binding Obligation. Each Party warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement by the Party does not conflict with, violate or give any Person or entity rights under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it or its assets may be bound or affected, nor does it violate any applicable Laws;

e)	No Restrictions. Each Party warrants that, as of the Effective Date, it is not subject to any warning letter, consent order, decree or other restriction imposed by any Governmental Body (including the FDA) that would prohibit it from fulfilling its obligations under and in accordance with, the terms of this Agreement; and

f)	Compliance; etc. Each Party will comply (and shall cause their Affiliates to comply) with all applicable Laws in relation to the handling, storage, marketing, distribution and sale of the Product.

8.2 Additional Representations and Warranties of Bioniche. Bioniche further represents and warrants to AngioDynamics (and does so in full understanding and acknowledgement that AngioDynamics is relying on such representations and warranties in entering into this Agreement) that:

a)	any Product to be manufactured by it or its Affiliates and sold to AngioDynamics hereunder shall be manufactured and supplied in accordance with FDA regulations and cGMP, and shall meet the Specifications, as set forth on Schedule “B”;

b)	to the best of Bioniche’s (or its Affiliates’) knowledge, after due inquiry, as of the Effective Date, there is no pending or threatened claim with respect to the Trade Mark;

c)	to the best of Bioniche’s (or its Affiliates’) knowledge, after due inquiry, as of the Effective Date, neither the sale, use, nor manufacture of the Product as provided in this Agreement infringes on the rights of any third Person;

d)	at the time of each shipment or delivery to the Point of Entry, Product will not be adulterated or misbranded within the meaning of the USA Federal Food, Drug and Cosmetic Act, as said Act is constituted and effective at the time of such shipment or delivery, nor will the Product be an article which may not, under the provisions of Sections 405, 505 and/or 512 of said Act, be introduced into interstate commerce; and

e)	Bioniche: (i) as at the Effective Date holds the exclusive license to the Trade Mark in the Territory; (ii) has the right to offer to AngioDynamics the right to promote, distribute, sell and offer for sale Product in the Territory; (iii) holds all necessary approvals from the FDA and/or other applicable Competent Authorities to manufacture and sell the Product; (iv) has the right to give AngioDynamics the right as a distributor to use the Trade Mark in the Territory; and (v) has not granted any rights to promote, distribute, sell or offer for sale the Product in the Field in the Territory to any other Person.

THE WARRANTIES SET OUT ABOVE IN SECTIONS 8.1 AND 8.2 ARE THE ONLY WARRANTIES GIVEN BY EITHER PARTY HEREIN AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. THERE IS NO OTHER CONDITION OR WARRANTY THAT ANY PRODUCT SHALL BE MERCHANTABLE, OF SATISFACTORY QUALITY, FIT FOR ANY PARTICULAR PURPOSE, IN ACCORDANCE WITH ANY SAMPLE, AS DESCRIBED IN ANY LITERATURE, OR THAT ITS SALE OR USE DOES NOT INFRINGE THE RIGHTS OF OTHERS; NOR THAT BIONICHE SHALL BE SUCCESSFUL IN OBTAINING ANY ADDITIONAL GOVERNMENTAL APPROVAL FOR THE PRODUCT.

8.3 Statements. AngioDynamics shall not make any statements about the Product other than those as set forth in the official labeling for the Product, as approved by the FDA or another Competent Authority.

8.4 Third Party Claims.

a)	Subject to Subsection 8.4 (e), Bioniche shall indemnify and defend AngioDynamics, its Affiliates, and their respective directors, officers, employees, or agents and hold it or them harmless from and against any and all damages, actions, losses, liabilities, costs or expenses, including, but not limited to, reasonable attorneys’ and consultants’ fees, arising from: (i) any breach by Bioniche or its Affiliates of any representations or warranties or obligations to AngioDynamics hereunder; (ii) the injury, illness, or death of any third Person which arises out of or relates to the composition or the manufacture of Product; or (iii) any negligent or willful action or omission of Bioniche or its Affiliates or any of its or their agents, employees, representatives, successors or assigns in connection with the manufacture, development, marketing, sale or distribution of the Product; except, in each case, to the extent such claims result from the fault or negligence of AngioDynamics or its Affiliates, or their respective directors, officers, employees, or agents, or its or their failure to comply with the terms of this Agreement.

b)	Bioniche shall not be liable under Subsection 8.4 (a) in the event that AngioDynamics settles any such claim without the prior written consent of Bioniche, which consent shall not be unreasonably withheld, conditioned, delayed or denied.

c)	Subject to Subsection 8.4 (e), AngioDynamics shall indemnify and defend Bioniche and its Affiliates, and their respective directors, officers, employees, or agents and hold it or them harmless from and against any and all damages, actions, losses, liabilities, costs or expenses, including, but not limited to, reasonable attorneys’ and consultants’ fees, arising from: (i) any and all third Person claims against Bioniche, based on or attributable to: (1) any unauthorized modification or alteration made by AngioDynamics to the Product and/or the packaging; or (2) combination by AngioDynamics of the Product with any Device; (ii) a breach by AngioDynamics of its representations and warranties or obligations to Bioniche hereunder; or (iii) any negligent or willful misconduct or omission of AngioDynamics or its Affiliates or any of its or their agents, employees, representatives, successors or permitted assigns in connection with the marketing, sale or distribution of the Product; except, in each case, to the extent such claims result from the fault or negligence of Bioniche or its Affiliates, or their respective directors, officers, employees, or agents, or its or their failure to comply with the terms of this Agreement.

d)	AngioDynamics shall not be liable under Subsection 8.4 (c) in the event that Bioniche settles any such claim without the prior written consent of AngioDynamics, which consent shall not be unreasonably withheld, conditioned, delayed or denied.

e)

A Party seeking indemnification (the “Indemnified Party”) shall notify, in writing, the other Party (the “Indemnifying Party”) as soon as reasonably practicable upon the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party’s failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. The Indemnified Party shall have the right, at its expense (which expense shall not be recoverable from the Indemnifying Party), to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable written objection of the Indemnified Party thereto.

8.5 No Consequential Damages. Except as otherwise specifically provided for in Section 9.4, neither of the Parties shall be liable for any special, consequential or punitive damages (including, without limitation, lost sales revenues or lost profits, whether based on strict liability or any other standard) to the non-defaulting Party, or to its Affiliates, or their respective directors, officers, employees or agents, by reason of any default or breach of this Agreement; provided that, if AngioDynamics has Product that is rendered unsaleable by reason of any default or breach of the Agreement by Bioniche, AngioDynamics shall be entitled to a refund from Bioniche for the total price paid for said Product, as direct damages.

ARTICLE IX

TERM; TERMINATION

9.1 Term. This Agreement shall come into effect as of the Effective Date and shall continue in force until the end of the seventh (7th) Contract Year; unless sooner terminated by either Party in accordance with Section 9.2, below (the initial term, together with any renewal term hereunder, referred to herein as the “Term”). Thereafter, this Agreement will automatically renew for additional consecutive three (3) year periods, unless expressly terminated by either Party on written notice to the other Party at least one hundred and twenty (120) calendar days prior to the end of the then current Term or otherwise terminated under Section 9.2 or 9.3.

9.2 Termination by Either Party. Either Party may terminate this Agreement by giving notice to the other Party:

a)	if the other Party becomes bankrupt, is placed into the hands of a trustee, receiver, or manager on behalf of creditors as to the whole or a substantial part of its business, makes an assignment for the benefit of creditors, or ceases to carry on business; or

b)	if the other Party commits any material breach hereof and remains in breach thirty (30) days after written notice thereof; except for breaches by AngioDynamics in respect of non-payment of any monies owing hereunder, which shall be governed by Section 9.3 hereof. AngioDynamics’ failure to meet the minimum purchase requirements set forth on Schedule “D” shall not constitute a material breach and remedies for such failure will be governed by Section 6.2.

9.3 Bioniche Termination Rights. Without limiting the generality of Section 9.2, if: (i) AngioDynamics fails to make any payments required to be made by it hereunder and such failure shall continue for twenty one (21) Business Days following receipt of notice to that effect from Bioniche, then Bioniche shall have the right to terminate this Agreement, by simple notice to that effect; provided that, such payments are not the subject of a dispute hereunder, which is continuing and being pursued in good faith by AngioDynamics; or (ii) AngioDynamics receives from Bioniche two (2) notices of two (2) separate instances of overdue payments by AngioDynamics within any single Contract Year, upon any subsequent (i.e. third) failure of AngioDynamics to make timely payments when due hereunder within the same Contract Year, Bioniche may terminate this Agreement.

9.4 Remedies Upon Default. Without prejudice to its rights under Section 9.2 or Section 9.3 to terminate this Agreement upon the default or breach of the other Party, the non-defaulting Party may also pursue all other remedies available to it at Law by reason of any such default or breach, subject always to the limitation on damages under Section 8.5. In addition, should AngioDynamics terminate this Agreement under Section 9.2 (b) on or before June 30, 2006 following a material breach by Bioniche, the Parties specifically agree that AngioDynamics, upon making proof of such material breach, shall be entitled to receive from Bioniche an immediate return of the milestone amounts paid under Section 7.1, as liquidated damages. If AngioDynamics’ Gross Margin (as defined hereinafter in Schedule E) between the date of the First Commercial Sale and termination of the Agreement is more than $5,000,000.00, however, AngioDynamics shall not be entitled to a refund of the milestone amounts paid under Section 7.1.

9.5 Post Termination. During a twelve (12) month period following the expiry or termination of this Agreement, AngioDynamics may sell out its stock on hand of Product and; provided AngioDynamics has not failed to comply with its obligations under this Agreement (including the obligation to pay to Bioniche any undisputed amounts owing to Bioniche hereunder), Bioniche will continue to supply AngioDynamics with a sufficient quantity of Product to fill all orders accepted by AngioDynamics for Products in the Field in the Territory prior to the expiry of the Term. Promptly thereafter, or in the event that this Agreement is otherwise terminated, each Party shall deliver to the other Party, at the expense of the delivering Party, all documents containing any Confidential Information, as defined below, of the other Party. All applicable provisions of this Agreement shall survive termination for such purposes. Each Party acknowledges and agrees that all of the Intellectual Property pertaining to the Product shall remain exclusively with Bioniche following termination of this Agreement.

9.6 Accrued and Surviving Obligations. Termination of this Agreement or expiry of the Term shall not affect the rights of either Party to receive payment or performance of obligations accruing prior to such termination or expiry. Without limiting the generality of the foregoing, the provisions of Sections 1.2, 3.3, and 7.6; and of Articles VIII, IX and X hereof shall survive termination or expiration of this Agreement for any reason.

ARTICLE X

CONFIDENTIALITY

10.1 Confidential Information. For the purposes hereof, “Confidential Information” means all verbal, written, electronically transmitted and/or machine reproduced information, chemical structures, data, documents, methods and Intellectual Property of or relating to the business of either Party or its Affiliates, already provided or disclosed by it or its Affiliates to the other Party, or which will be provided to the other Party, or its Affiliates, under this Agreement, and all internal materials, data, results, reports and other documents generated by or on behalf of the other Party, or its Affiliates, containing or regarding such information, data, documents, methods and Intellectual Property.

10.2 Obligations. During the Term, each Party shall supply to the other Party with such Confidential Information as is considered useful solely for the purpose of enabling the other Party to perform its obligations hereunder. The other Party shall not use or allow the use of the Confidential Information for any other purpose.

Neither Party shall have any obligation of non-disclosure hereunder with respect to any Confidential Information which:

a)	at the time of disclosure to the other Party is already available or known to the public;

b)	after disclosure to the other Party becomes available or known to the public through no breach of this Distribution Agreement;

c)	is already lawfully in the possession of the other Party at the time disclosure hereunder was made and such possession is documented by written evidence; or

d)	is received from a third Person having the right to disclose same and who is not bound by a similar confidentiality agreement.

10.3 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information if such disclosure:

a)	is in response to a valid order of a court or other Governmental Body of any jurisdiction in the Territory or of any political subdivision thereof; provided, however, that the responding Party shall first have given notice to the other Party hereto and shall have made a reasonable effort to obtain a protective or other appropriate form of order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

b)	is otherwise required by applicable Law; or

c)	is otherwise necessary to prosecute or defend litigation or comply with applicable Laws (other than intellectual property Laws) or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

10.4 Unauthorized Use. In case either Party becomes aware or has knowledge of any unauthorized use or disclosure of Confidential Information, it shall promptly notify the other

Party of such unauthorized use or disclosure and, thereafter, shall take all reasonable steps to assist the other Party in attempting to minimize any potential or actual damages or losses resulting from such unauthorized use or disclosure.

10.5 Return of Documents. Each Party, upon receipt of a written request from the other Party (or upon termination of this Agreement), shall promptly return to the other Party all Confidential Information of such other Party, including all reproductions and copies thereof together with all internal material and documents generated by it containing Confidential Information or references thereto, from which references the substance of the Confidential Information can be implied or understood and shall delete all references thereto stored electronically.

10.6 Term. The provisions of this Article X shall survive the expiry or termination of the Agreement until all of the Confidential Information has fallen within one of the exceptions set forth in Subsection 10.2, above.

ARTICLE XI

GENERAL

11.1 Notices. Any notice, consent, authorization, direction or other communication required or permitted to be given hereunder by one Party to the other shall be in writing and shall be deemed duly given when delivered to the other Party personally or sent by facsimile transmission or by a nationally recognized overnight courier, costs prepaid, to the addresses set forth below or at such other addresses (or to such other Person) as any Party may designate, at any time and from time to time, by notice to the other Party hereunder:

a)	in the case of AngioDynamics, to its address first stated above:

Attention:	Eamonn Hobbs
603 Queensbury Avenue
Queensbury, New York 12804

Telecopier:	518-798-3625

With a copy to:	Gregory Champion, Esq.
Bond, Schoeneck & King, PLLC
111 Washington Avenue
Albany, New York 12210

Telecopier:	518-533-3299

b)	in the case of Bioniche, to its address first stated above:

Attention:	Damien Kelly, CFO & Secretary
Inverin, County Galway
Republic of Ireland

Telecopier:	00 353 91 593 228

With a copy to:	Albert Beraldo, President & CEO
275 Labrosse Ave.
Pointe Claire, Quebec
Canada

Telecopier:	514-697-7966; and

J. David Butts, Esq.
Hayhurst Robinson Law Offices
16 Sveta Nedelya; Fl. 3
Sofia 1000, Bulgaria

Telecopier:	00 3592 981 7975

Any notice, consent, authorization, direction or other communication as aforesaid shall be deemed to have been effectively delivered and received, if sent by telex, facsimile transmission or similar telecommunications device on the Business Day next following receipt of such transmission (confirmation of receipt by confirmed facsimile transmission being deemed receipt of communication sent by telex, facsimile transmission or other telecommunications device) or, if sent by reliable overnight courier service, one (1) Business Day after the date of deposit with such nationally recognized overnight courier, or, if personally delivered, to have been delivered and received on the date of such personal delivery provided, however, that if such date is not a Business Day, then it shall be deemed to have been delivered and received on the Business Day next following such delivery. Any Party may change its address for service by written notice given as aforesaid.

11.2 Assignment.

a)	The rights granted to AngioDynamics hereunder are personal and neither this Agreement nor any of the rights or obligations of AngioDynamics hereunder may be assigned without the prior written consent of Bioniche, except that AngioDynamics may assign, in its sole discretion, its rights and obligations under this Agreement to any successor individual or entity of AngioDynamics following a “Change of Control. “For purposes of this Agreement, a “Change of Control” shall include the merger, consolidation, reorganization or sale of substantially all of the assets or capital stock of AngioDynamics, measured by vote or value. Notwithstanding the foregoing, AngioDynamics may not assign its rights and obligations under this Agreement after a Change of Control to any successor individual or entity engaged in the manufacturing for sale or sale of sterile injectible drugs within the Territory without the prior written consent of Bioniche. This Section 11.2 (a) shall inure to the benefit of and be binding upon any successor individual or entity of AngioDynamics following a “Change of Control.”

b)	Bioniche may assign this Agreement or its rights and obligations hereunder without the prior written consent of AngioDynamics. Notwithstanding the foregoing, Bioniche shall not assign its obligations under Section 1.2 with respect to dispute resolution, Section 8.4 with respect to third party claims, and its obligations under Sections 9.4 and 7.10 with respect to the return of the milestone payments unless Bioniche provides a written guaranty, acceptable in form and substance to AngioDynamics, which consent will not be unreasonably withheld, to guarantee the performance by the assignee of the aforementioned obligations. Notwithstanding the foregoing, Bioniche may assign, in its sole discretion, its rights and obligations under this Agreement to any successor individual or entity of Bioniche following a “Change of Control. “For purposes of this Agreement, a “Change of Control” shall include the merger, consolidation, reorganization or sale of substantially all of the assets or capital stock of Bioniche, measured by vote or value. This Section 11.2 (b) shall inure to the benefit of and be binding upon any successor individual or entity of Bioniche following a “Change of Control.”

11.3 Successors and Assigns. This Agreement and the provisions hereof shall inure to the benefit of and be binding upon each Party and its respective successors and permitted assigns.

11.4 Limitation. The Parties acknowledge and agree that the International Sale of Goods Act and the United Nations Convention on Contracts for the International Sale of Goods have no application to this Agreement.

11.5 Waiver. A waiver of any breach of any provision of this Agreement by a Party shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

11.6 Severability. If any provision of this Agreement is illegal or unenforceable, such provision shall be inoperative and the remainder of the enforceable provisions of this Agreement shall remain valid, binding and effective upon the Parties.

11.7 Relationship of the Parties. The relationship between the Parties is that of independent contractors and each Party agrees to conduct its affairs accordingly. Neither Party shall, by reason of this Agreement, be deemed to be a member of a partnership or joint venture with the other Party. Each of the Parties agrees that it is not and shall not represent itself to be an agent of the other Party or of any of the Affiliates of the other Party or of any supplying company for any purpose and shall not incur any obligations nor make any promise or representation on behalf of any of the foregoing, and AngioDynamics further agrees to use reasonable commercial efforts to ensure that its sales force does not incur any such obligations or make any such promises or representations with regard to any Product it is selling or distributing pursuant to this Agreement.

11.8 Headings. The section headings contained in this Agreement are included for convenience only, form no part of the agreement between the Parties, and shall not be utilized in interpreting the meaning of any section of this Agreement.

11.9 Publicity. Without limiting the generality of Article X, neither Party shall issue any public announcement relating to the existence or terms of this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except where, upon advice of counsel, such announcements are required by Law. Any Party shall be entitled to make any such legally required announcement, without obtaining the consent of the other Party thereto. The Parties shall cooperate in issuing (an) initial public release(s) with respect to the signing of this Agreement, either separately or as a joint release.

11.10 Counterparts. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart.

11.11 Governing Law. This Agreement shall be construed and interpreted in accordance with and governed and enforced in all respects by the laws of the State of New York; and, except as otherwise provided in Section 1.2, each of the Parties hereby consents and submits to the jurisdiction and venue of the federal and state courts in the State of New York. Bioniche further agrees to accept service of process by mail or commercial carrier sent to its last known address.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above mentioned.

ANGIODYNAMICS, INC.		BIONICHE PHARMA GROUP LIMITED

By:	/s/ ROBERT M. ROSSELL	By:	/s/ DAMIEN KELLEY
Name:	Robert M. Rossell	Name:	Damien Kelly
Title:	Vice President, Marketing	Title:	Chief Financial Officer & Secretary

Date: 17-10-05		Date: 17/10/05

SCHEDULE “A”

to the

Supply and Distribution Rights Agreement

dated October 17, 2005

by and between

AngioDynamics, Inc. (“AngioDynamics”) and Bioniche Pharma Group Limited (“Bioniche”)

DESCRIPTION OF THE PRODUCT

Sodium Tetradecyl Sulfate branded as Sotradecol, in two concentrations: 1%, 3% and any other concentration subsequently approved by the FDA for use in Territory and in the Field. Product will be distributed under two different product codes according to concentrations. Product will be packaged by concentration, where each box will contain 5 X 2mL vials of Sotradecol, each vial contains the relevant concentration.

SCHEDULE “B”

to the

Supply and Distribution Rights Agreement

dated October 17, 2005

by and between

AngioDynamics, Inc. (“AngioDynamics”) and Bioniche Pharma Group Limited (“Bioniche”)

SPECIFICATIONS

At the Effective Date, Product is manufactured in the following minimum batch sizes:

1%        Fourteen Thousand (14,000) units/batch; and

3%        Fourteen Thousand (14,000) units/batch.

Copies of the package inserts, the packaging cartons, and the packaging labels for the 1% and 3% concentrations of the Product, as designed by and provided by Bioniche, are attached as a part of this Schedule “B.”

SOTRADEACOL® (Sodium Tetradecyl Sulfate Injection)

FOR INTRAVENOUS USE ONLY

Rx Only

DESCRIPTION

Sodium tetradecyl sulfate is an anionic surfactant which occurs as a white, waxy solid. The structural formula is as follows:

Sotradecol® (sodium tetradecyl sulfate injection) is a sterile nonpyrogenic solution for intravenous use as a sclerosing agent.

1% (10 mg/mL): Each mL contains sodium tetradecyl sulfate 10 mg, benzyl alcohol 0.02 mL and dibasic sodium phosphate, anhydrous 4.0 mg in Water for injection. pH 7.9; monobasic sodium phosphate and/or sodium hydroxide added, if needed, for pH adjustment.

3% (30 mg/mL): Each mL contains sodium tetradecyl sulfate 30 mg, benzyl alcohol 0.02 mL and dibasic sodium phosphate, anhydrous 9.0 mg in Water for injection. pH 7.9; monobasic sodium phosphate and/or sodium hydroxide added, if needed, for pH adjustment.

CLINICAL PHARMACOLOGY

Sotradecol® (sodium tetradecyl sulfate injection) is a sclerosing agent. Intravenous injection causes intima inflammation and thrombus formation. This usually occludes the injected vein. Subsequent formation of fibrous tissue results in partial or complete vein obliteration that may or may not be permanent.

INDICATIONS AND USAGE

Sotradecol® (sodium tetradecyl sulfate injection) is indicated in the treatment of small uncomplicated varicose veins of the lower extremities that show simple dilation with competent valves. The benefit-to-risk ratio should be considered in selected patients who are great surgical risks.

CONTRAINDICATIONS

Sotradecol® (sodium tetradecyl sulfate injection) is contraindicated in previous hypersensitivity reactions to the drug; in acute superficial thrombophlebitis; valvular or deep vein incompetence; huge superficial veins with wide open communications to deeper veins; phlebitis migrans; acute cellulitis; allergic conditions; acute infections; varicosities caused by abdominal and pelvic tumors unless the tumor has been removed; bedridden patients; such uncontrolled systemic diseases as diabetes, toxic hyperthyroidism, tuberculosis, asthma, neoplasm, sepsis, blood dyscrasias and acute respiratory or skin diseases.

WARNINGS

Sotradecol® (sodium tetradecyl sulfate injection) should only be administered by a physician familiar with venous anatomy and the diagnosis and treatment of conditions affecting the venous system and familiar with proper injection technique. Severe adverse local effects, including tissue necrosis, may occur following extravasation; therefore, extreme care in intravenous needle placement and using the minimal effective volume at each injection site are important.

Emergency resuscitation equipment should be immediately available. Allergic reactions, Including fatal anaphylaxis, have been reported. As a precaution against anaphylactic shock, It is recommended that 0.5 mL of Sotradecol® be injected into a varicosity, followed by observation of the patient for several hours before administration of a second or larger dose. The possibility of an anaphylactic reaction should be kept in mind, and the physician should be prepared to treat it appropriately.

Because of the danger of thrombosis extension into the deep venous system, thorough preinjection evaluation for valvular competency should be carried out and slow injections with a small amount (not over 2 mL) of the preparation should be injected into the varicosity. Deep venous patency must be determined by angiography or noninvasive testing such as duplex ultrasound. Venous sclerotherapy should not be undertaken if tests such as Trendelenberg and Perthes, and angiography show significant valvular or deep venous incompetence.

The development of deep vein thrombosis and pulmonary embolism have been reported following sclerotherapy treatment of superficial varicosities. Patients should have post-treatment follow-up of sufficient duration to assess for the development of deep vein thrombosis. Embolism may occur as long as four weeks after injection of sodium tetradecyl sulfate. Adequate post-treatment compression may decrease the incidence of deep vein thrombosis.

PRECAUTIONS

GENERAL

Extreme caution must be exercised in the presence of underlying arterial disease such as marked peripheral arteriosclerosis or thromboangiitis obliterans (Buerger’s Disease).

DRUG INTERACTIONS

No well-controlled studies have been performed on patients taking antiovulatory agents. The physician must use judgment and evaluate any patient taking antiovulatory drugs prior to initiating treatment with Sotradecol®. (See ADVERSE REACTIONS section).

Heparin should not be included in the same syringe as Sotradecol®, since the two are incompatible.

CARCINOGENESIS, MUTAGENESIS, IMPAIRMENT OF FERTILITY

When tested in the L5178YTK +/- mouse lymphoma assay, sodium tetradecyl sulfate did not induce a dose-related increase in the frequency of thymidine kinase-deficient mutants and, therefore, was judged to be nonmutagenic in this system. However, no long-term animal carcinogenicity studies with sodium tetradecyl sulfate have been performed.

PREGNANCY

Teratogenic Effects – Pregnancy Category C. Animal reproduction studies have not been conducted with Sotradecol®. It is also not known whether Sotradecol® can cause fetal harm when administered to a pregnant woman or can affect reproduction capacity. Sotradecol® should be given to a pregnant woman only if clearly needed and the benefits outweigh the risks.

NURSING MOTHERS

It is not known whether this drug is excreted in human milk. Because many drugs are excreted in human milk, caution should be exercised when Sotradecol® is administered to a nursing woman.

PEDIATRIC USE

Safety and effectiveness in pediatric patients have not been established.

ADVERSE REACTIONS

Local reactions consisting of pain, urticaria or ulceration may occur at the site of injection. A permanent discoloration may remain along the path of the sclerosed vein segment. Sloughing and necrosis of tissue may occur following extravasation of the drug. (See WARNINGS section).

Allergic reactions such as hives, asthma, hayfever and anaphylactic shock have been reported. Mild systemic reactions that have been reported include headache, nausea and vomiting. (See WARNINGS section).

At least six deaths have been reported with the use of Sotradecol®. Four cases of anaphylactic shock leading to death have been reported in patients who received Sotradecol®. One of these four patients reported a history of asthma, a contraindication to the administration of Sotradecol®. (See WARNINGS section).

One death has been reported in a patient who received Sotradecol® and who had been receiving an antiovulatory agent. Another death (fatal pulmonary embolism) has been reported in a 36-year-old female treated with sodium tetradecyl acetate and who was not taking oral contraceptives.

DOSAGE AND ADMINISTRATION

Parenteral drug products should be inspected visually for particulate matter and discoloration prior to administration. Do not use if precipitated or discolored.

Sotradecol® (sodium tetradecyl sulfate injection) is for intravenous use only. The strength of solution required depends on the size and degree of varicosity. In general, the 1% solution will be found most useful with the 3% solution preferred for larger varicosities. The dosage should be kept small, using 0.5 to 2 mL (preferably 1 mL maximum) for each injection, and the maximum single treatment should not exceed 10 mL.

HOW SUPPLIED

Sotradecol® (sodium tetradecyl sulfate injection)

1% (10 mg/mL) - 2 mL vials; in packages of 5 (NDC 67457-162-02)

3% (30 mg/mL) - 2 mL vials; in packages of 5 (NDC 67457-163-02)

STORAGE

Store at 20°C to 25°C (68°F to 77°F)(See USP Controlled Room Temperature).

ANIMAL TOXICOLOGY

The intravenous LD® of sodium tetradecyl sulfate in mice was reported to be 90 ± 5 mg/kg.

In the rat, the acute intravenous LD® of sodium tetradecyl sulfate was estimated to be between 72 mg/kg and 108 mg/kg.

Purified sodium tetradecyl sulfate was found to have an LD® of 2 g/kg when administered orally by stomach tube as a 25% aqueous solution to rats. In rats given 0.15 g/kg in drinking water for 30 days, no appreciable toxicity was seen, although some growth inhibition was discernible.

Manufactured for:

Bioniche Pharma U.S.A. Inc.

Bogart, GA 30622

Manufactured by

Bioniche Teo

Inverin, Co. Galway, Ireland

Issued: October 2004	0521L100

5 x 2 mL Vials

NDC 67457-102-02

Sotradecol® 1%

(SODIUM TETRADECYL SULFATE INJECTION)

10 mg/mL

WARNING: Do not use if precipitated.

USUAL DOSAGE: See package insert for full prescribing information.

LOT:

EXP:

Varnish Free Area

0286C100

Bioniche PHARMA

5 x 2 mL Vials

NDC 67457-102-02

Sotradecol® 1%

(SODIUM TETRADECYL SULFATE INJECTION)

10 mg/mL

FOR INTRAVENOUS USE ONLY

Rx only

Manufactured by:
Bioniche Teo,
Inverin, Co. Galway, Ireland

6 26763 00021 9

Rapport Graphics Inc.

Client:	Bioniche Pharma	**Date of Issue:**	April 26, 2004
Project:	STS 1% Carton	**Colours:**	PMS 228 + Black
Code Ref:	0286C100	**Trim:**	84 x 18 x 44 mm
File Name:	Sotradecol 1% Carton	**Bleed:**	.125
Phase:	Ver. 1.11	**Proof printed @:**	100%
Modified:	April 28, 2004	**Die Cut:**	Position Only
Artist:	TS/CR	**Docket #:**	6182-04

☐ Approved & Proceed	☐ Amend & Resubmit
Signature	**Date**

NDC 67457-163-02

5 x 2 mL Vials

Sotradecol® 3%

(SODIUM TETRADECYL SULFATE INJECTION)

30 mg/mL

WARNING: Do not use if precipitated.

USUAL DOSAGE: See package insert for full prescribing information.

LOT:

EXP:

Varnish Free Area

0287C100

Bioniche *PHARMA*

5 x 2 mL Vials

NDC 67457-163-02

Sotradecol® 3%

(SODIUM TETRADECYL SULFATE INJECTION)

30 mg/mL

FOR INTRAVENOUS USE ONLY

Rx only

Manufactured by:
Bioniche Teo,
Inverin, Co. Galway, Ireland

6 26763 00022 6

Rapport Graphics Inc

Client:	Bioniche Pharma	**Date of Issue:**	April 26, 2004
Project:	STS 3% Carton	**Colours:**	PMS 228 + Black
Code Ref:	0287C100	**Trim:**	84 x 18 x 44 mm
File Name:	Sotradecol 3% Carton	**Bleed:**	.125
Phase:	Ver. 1.10	**Proof printed @:**	100%
Modified:	April 28, 2004	**Die Cut:**	Position Only
Artist:	TS/CR	**Docket #:**	6182-04

☐ **Approved & Proceed**	☐ **Amend & Resubmit**
Signature	**Date**

SCHEDULE “C”

to the

Supply and Distribution Rights Agreement

dated October 17, 2005

by and between

AngioDynamics, Inc. (“AngioDynamics”) and Bioniche Pharma Group Limited

(“Bioniche”)

TRADE MARK

Mark	Goods and Services	US Trademark Serial Number
Sotradecol	Pharmaceutical preparations, namely composition for treatment of varicose veins	76385054

Attached as a part of this Schedule “C” is the applicable Statement of Use, filed by Cumberland Pharmaceuticals, Inc., on October 4, 2005.

The Registration Statement is to be provided by Bioniche when available, and will be attached to this Schedule “C.”

PTO Form 1553 (Rev 4/2000)

OMB Control #0651-0009 (Exp. 06/30/2005)

Trademark/Service Mark Statement of Use

The table below presents the data as entered.

SERIAL NUMBER	76385054

LAW OFFICE ASSIGNED	LAW OFFICE 115

NOTICE OF ALLOWANCE	YES

EXTENSION OF USE	NO

REQUEST TO DIVIDE	NO

MARK SECTION

STANDARD CHARACTERS	NO

LITERAL ELEMENT	SOTRADECOL

OWNER SECTION (current)

NAME	Cumberland Pharmaceuticals Inc.

STREET	209 Tenth Avenue South, Suite 332

CITY	Nashville

STATE	Tennessee

ZIP/POSTAL CODE	37203

COUNTRY	United States

OWNER SECTION (proposed)

NAME	Cumberland Pharmaceuticals Inc.

INTERNAL ADDRESS	Suite 950

STREET	2525 West End Avenue

CITY	Nashville

STATE	Tennessee

ZIP/POSTAL CODE	37203

COUNTRY	United States

PHONE	615-259-1030

FAX	615-259-1470

EMAIL	amy.weaver@arlaw.com

ATTORNEY SECTION (current)

NAME	Reber M. Boult

ATTORNEY SECTION (proposed)

NAME	Reber M. Boult

DOCKET NUMBER	604816-000007

GOODS AND/OR SERVICES SECTION

INTERNATIONAL GLASS	005

GOODS AND/OR SERVICES	KEEP ALL LISTED

FIRST USE ANYWHERE DATE	07/25/2005

FIRST USE IN COMMERCE DATE	07/25/2005

SPECIMEN FILE NAME(S)	\\TICRS\EXPORT8\IMAGEOUT8\763\850\76385054\xmll\SO U0002.JPG

SPECIMEN DESCRIPTION	Photograph of label/packaging

PAYMENT SECTION

NUMBER OF CLASSES	1

SUBTOTAL AMOUNT	100

TOTAL AMOUNT	100

SIGNATURE SECTION

SIGNATURE	/reber m. boult/

SIGNATORY NAME	Reber M. Boult

SIGNATORY DATE	10/04/2005

SIGNATORY POSITION	Attorney

FILING INFORMATION

SUBMIT DATE	Tue Oct 04 16:20:14 EDT 2005

TEAS STAMP	USPTO/SOU-209.149.60.98-2 0051004162014572219-76385 054-250a168c3f03474c4dc8a d72a2c7a87d0a3-DA-288-200 51004161601906958

PTO Form 1553 (Rev 4/2000)

OMB Control #0651-0009 (Exp. 06/30/2005)

Trademark/Service Mark Statement of Use

(15 U.S.C. Section 1051(d))

To the Commissioner for Trademarks:

MARK: SOTRADECOL

SERIAL NUMBER: 76385054

This Allegation of Use is being filed after a Notice of Allowance has issued.

The applicant, Cumberland Pharmaceuticals Inc., residing at Suite 950,2525 West End Avenue, Nashville, Tennessee (TN) United States (USX) 37203, is using or is using through a related company or licensee the mark in commerce on or in connection with the goods and/or services as follows:

For International Class: 005, the applicant, or the applicant’s related company or licensee, is using the mark in commerce on or in connection with all goods and/or services listed in the application or Notice of Allowance.

The mark was first used by the applicant, or the applicant’s related company, licensee, or predecessor in interest at least as early as 07/25/2005, and first used in commerce at least as early as 07/25/2005, and is now in use in such commerce. The applicant is submitting one specimen for the class showing the mark as used in commerce on or in connection with any item in the class, consisting of a(n) Photograph of label/packaging. Specimen-1

The applicant hereby appoints Reber M. Boult to submit this Trademark/Service Mark Statement of Use on behalf of the applicant. The attorney docket/reference number is 604816-000007.

A fee payment in the amount of $100 will be submitted with the form, representing payment for 1 class.

Declaration

Applicant requests registration of the above-identified trademark/service mark in the United States Patent and Trademark Office on the Principal Register established by the Act of July 5, 1946 (15 U.S.C. Section 1051 et seq., as amended). Applicant is the owner of the mark sought to be registered, and is using the mark in commerce on or in connection with the goods/services identified above, as evidenced by the attached specimen(s) showing the mark as used in commerce.

The undersigned being hereby warned that willful false statements and the like are punishable by fine or imprisonment, or both, under 18 U.S.C. Section 1001, and that such willful false statements and the like may jeopardize the validity of this document, declares that he/she is properly authorized to execute this document on behalf of the Owner; and all statements made of his/her own knowledge are true and that all statements made on information and belief are believed to be true.

Signature:	/s/ REBER M. BOULT
Signatory’s Name:	Reber M. Boult
Signatory’s Position:	Attorney

Date: 10/04/2005

RAM Sale Number: 288

RAM Accounting Date: 10/05/2005

Serial Number: 76385054

Internet Transmission Date: Tue Oct 04 16:20:14 EDT 2005

TEAS Stamp: USPTO/SOU-209.149.60.98-2005100416201457

2219-76385054-250a168c3f03474c4dc8ad72a2

c7a87d0a3-DA-288-20051004161601906958

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FEE RECORD SHEET	Serial Number: 76385054

RAM Sale Number: 288	Total Fees: $100

RAM Accounting Date: 20051005

Transaction	Fee Code	Transaction Date	Fee per Class	Number of Classes	Total Fee
Statement of Use (SOU)	7003	20051004	$100	1	$100

Transaction Date: 20051004

SCHEDULE “D”

to the

Supply and Distribution Rights Agreement

dated October 17, 2005

by and between

AngioDynamics, Inc. (“AngioDynamics”) and Bioniche Pharma Group Limited

(“Bioniche”)

MINIMUM PURCHASE REQUIREMENTS

AngioDynamics will use reasonable efforts to achieve the following minimum purchase requirements of total vials/units in the first five (5) Contract Years of the Term of the Agreement:1

• First year:	*** units/*** Product boxes

• Second year:	*** units/*** Product boxes

• Third year:	*** units/*** Product boxes

• Fourth year:	*** units/*** Product boxes

• Fifth year:	*** units/*** Product boxes

At least twelve (12) months prior to the end of the fifth Contract Year, the Parties shall enter discussions in good faith with respect to establishing minimum purchase requirements for the sixth and seventh Contract Years of the Term. In the unlikely event that the Parties are unable to agree on minimum purchase requirements for the sixth and seventh Contract Years of the Term on or before the end of the first Calendar Quarter in the fifth Contract Year, the minimum purchase requirements for the sixth and seventh Contract Years shall be equal to the minimum purchase requirements for the fifth Contract Year. The Parties shall negotiate in good faith with respect to establishing minimum purchase requirements for the Contract Years extending beyond the seventh Contract Year. If the Parties are unable to agree upon the minimum purchase requirements for any Contract Year beyond the seventh Contract Year within the first Calendar Quarter of the preceding Contract Year, the minimum purchase requirements for the succeeding Contract Year shall be equal to the minimum purchase requirements for the preceding Contract Year.

Note: Total units are irrespective of concentration. (1 vial = 1 unit) (1 box =5 units).

[1]	The Parties agree, however, that if the first Contract Year does not actually contain a full 365 days, the minimum purchase requirement for the first Contract Year will be computed according to the following formula:

*** boxes	X	the actual number of days in the first Contract Year	= minimum purchase requirement (in boxes)
365

***	Confidential material redacted and filed separately with the Commission.

SCHEDULE “E”

to the

Supply and Distribution Rights Agreement

dated October 17, 2005

by and between

AngioDynamics, Inc. (“AngioDynamics”) and Bioniche Pharma Group Limited

(“Bioniche”)

TRANSFER PRICE

All pricing for 1% and 3% vials shall be per box of Product. Each box of Product shall contain five (5) vials, each vial containing two (2) milliliters of Sotradecol.

The Transfer Price for each box of Product shall be calculated using the following formula:

Bioniche’s Published List Price X ***% = Transfer Price

For purposes of this Agreement, Bioniche’s Published List Price shall mean the price for each concentration of Product as set forth in Bioniche’s standard product catalog or the equivalent thereof for the applicable Contract Year, which is attached to this Schedule E as a part thereof, and as may be amended on a yearly basis by Bioniche.

At the end of each Calendar Quarter, Bioniche will provide AngioDynamics with a reimbursement to increase AngioDynamics’ Gross Margin percentage by up to *** percent (***%) for each concentration of Product sold by AngioDynamics in that preceding Calendar Quarter to the extent that AngioDynamics achieves less than a ***% Gross Margin percentage for any such concentration of Product.

The reimbursement shall be in the form of the relevant concentration of Product provided to AngioDynamics by Bioniche at no cost to AngioDynamics. For the purposes of this calculation, the value of no cost Product provided to AngioDynamics shall be based on AngioDynamics’ Actual Selling Price for the relevant concentration of Product in the preceding Calendar Quarter.

Following the end of each Calendar Quarter, AngioDynamics will provide to Bioniche a schedule showing AngioDynamics’ Actual Selling Price and Gross Margin separately stated for each concentration of Product for that preceding Calendar Quarter.

For the purposes of this Agreement, AngioDynamics’ Actual Selling Price shall mean AngioDynamics’ actual revenues from the sale of each concentration of Product in any particular Calendar Quarter exclusive of trade discounts (in the nature of discounts for prompt payment).

For the purposes of this Agreement, Gross Margin shall mean AngioDynamics’ Actual Selling Price for each concentration of Product less the Transfer Price for that concentration of Product in any particular Calendar Quarter.

The following example of the reimbursement methodology discussed above is provided for illustration:

Assume Transfer Price for 1% solution = $***

Assume AngioDynamics’ Actual Selling Price= $***

Assume Total sales = *** units or $*** ($*** X ***)

Gross Margin percentage = ***% (($*** —$***)/$***)

No cost goods reimbursement = ***% (***%—***%)

AngioDynamics’ Actual Selling Price would need to be $*** to achieve a ***% Gross Margin ($*** /***%)

$*** - $*** = $***

$*** X *** units sold = $***

*** units ($*** /$***) provided by Bioniche to AngioDynamics at no cost

***	Confidential material redacted and filed separately with the Commission.

1% - Box of 5 vials	$***
3% - Box of 5 vials	$***

For information Contact: BIONICHE Customer Service:

888-258-4199

***	Confidential material redacted and filed separately with the Commission.